Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 11:52 AM 09/29/2005 FILED 11:41 AM 09/29/2005 SRV 050798498 - 4011841 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HEALTHCARE ACQUISITION PARTNERS CORP.

Healthcare Acquisition Partners Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows;

1.	The name of the corporation is “Healthcare Acquisition Partners Corp.”;

2.	The corporation’s original Certificate of Incorporation was filed with in the office of the Secretary of State of the State of Delaware on August 15, 2005 (the “Certificate of Incorporation”);

3.	This Amended and Restated Certificate of Incorporation (a) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and (b) amends and restates the Certificate of Incorporation of this Corporation.

4.	The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Healthcare Acquisition Partners Corp.

SECOND: The registered office of the corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 201,000,000 of which 200,000,000 shares shall be Common Stock with a par value of $0.0001 per share and of which 1,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share.

A.

Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.	Common Stock. Except as otherwise required by law or otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: Paragraphs A through E set forth below shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended prior to the consummation of any Business Combination. A “Business Combination” shall mean the acquisition by the corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses in the healthcare-related sector (collectively, the “Target Business”) having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the corporation’s net assets at the time of such acquisition; provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board of Directors of the corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. If the Board of Directors of the corporation is not able to independently determine the fair market value of the Target Business, the corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (d/b/a NASD). The corporation is not required to obtain an opinion from an investment banking firm as to fair market value of the Target Business if the corporation’s Board of Directors independently determines the fair market value for such Target Business.

A.	Prior to the consummation of any Business Combination, the corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that a majority of the IPO Shares (as defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the corporation shall be authorized to consummate the Business Combination; provided, that the corporation shall not consummate any Business Combination if holders representing 20% or more in interest of the IPO Shares exercise their conversion rights described in paragraph B below.

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B.	In the event that a Business Combination is approved in accordance with paragraph A above and is consummated by the corporation, any stockholder of the corporation holding shares of Common Stock issued by the corporation in its initial public offering (such offering the “IPO”, and such shares so issued in connection with the IPO, the “IPO Shares”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the corporation convert his, her or its IPO Shares into cash. If so demanded, the corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the corporation in connection with the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

C.	In the event that the corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that a definitive agreement to complete a Business Combination was executed but was not consummated within such 18-month period (such later date being referred to as the “Termination Date”), the officers of the corporation shall take all such action necessary to disso1ve and liquidate the corporation as soon as reasonably practicable. In the event that the corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the corporation.

D.	A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the corporation or in the event he, she or it demands conversion of his, her or its shares in accordance with paragraph B above. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund or any amount or other property held therein.

E.	Unless and until the corporation has consummated a Business Combination as permitted under this Article Fifth, the corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase or otherwise.

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SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

A.	Unless and except to the extent that the Bylaws of the corporation shall so require, the directors of the corporation need not be elected by written ballot.

B.	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

C.	The directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.	In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, notwithstanding, to the provisions of applicable law, this Certificate of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.

No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such

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directors derives an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, alteration or repeal of this Article Seventh shall adversely affect any right of, or protection afforded to, a director of the corporation existing immediately prior to such repeal or modification.

B.	The corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized hereby.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation. This Article Eighth is subject to the requirements set forth in Article Fifth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Fifth.

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IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Sean McDevitt, its Chief Executive Officer, as of this 29 day of September, 2005.

/s/ Sean McDevitt
Sean McDevitt
Chief Executive Officer

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CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HEALTHCARE ACQUISITION PARTNERS CORP.

HEALTHCARE ACQUISITION PARTNERS CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), hereby certifies as follows:

1. The name of the corporation is HEALTHCARE ACQUISITION PARTNERS CORP. The Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware on August 15, 2005.

2. This Certificate of Amendment of Amended and Restated Certificate of Incorporation (a) has been duly adopted in accordance with the provisions of Section 242 of the GCL and (b) amends the Amended and Restated Certificate of Incorporation of this Corporation.

3. Article FIRST of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

FIRST: The name of the corporation is HAPC, Inc.

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State of Delaware Secretary of State Division of Corporations Delivered 01:33 PM 04/19/2006 FILED 01:34 PM 04/19/2006 SRV 060363665 - 4011841 FILE

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation as of April 19, 2006.

By:	/s/ John Voris
Name:	John Voris
Title:	CEO

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State of Delaware Secretary of State Division of Corporations Delivered 07:17 PM 10/25/2007 FILED 07:18 PM 10/25/2007 SRV 071157009 - 4011841 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HAPC, INC.

HAPC, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), hereby certifies as follows:

1. The name of the corporation is HAPC, INC. The Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware on August 15, 2005.

2. This Certificate of Amendment of Amended and Restated Certificate of Incorporation (a) has been duly adopted in accordance with the provisions of Section 242 of the GCL and (b) amends the Amended and Restated Certificate of Incorporation of this Corporation.

3. Article FIRST of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

FIRST: The name of the corporation is InfuSystem Holdings, Inc.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation as of October 25, 2007.

By:	/s/ Pat Lavecchia
Name:	Pat Lavecchia
Title:	Secretary

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State of Delaware Secretary of State Division of Corporations Delivered 01:03 PM 11/12/2010 FILED 01:00 PM 11/12/2010 SRV 101081926 - 4011841 FILE

CERTIFICATE OF DESIGNATION

OF

RIGHTS, PREFERENCES AND PRIVILEGES

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

INFUSYSTEM HOLDINGS, INC.

(Pursuant to Section 151 of the Delaware General

Corporation Law)

InfuSystem Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 115 of the General Corporation Law at a meeting duly called and held on November 8, 2010:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board hereby creates a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Section 1. Designation and Amount. The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 50,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C) Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to, but not including the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided in the Restated Certificate of Incorporation, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Corporation shall take all such actions as are necessary to cause all such shares to become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Restated Certificate of Incorporation, including any Certificate of Designations creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Amendment. The Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Stock.

RESOLVED, that 50,000 shares of Series A Junior Preferred Stock be, and they hereby are, initially reserved for issuance upon exercise of the Rights, such number to be subject to adjustment from time to time in accordance with the Rights Agreement.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its duly authorized officer this 12th day of November, 2010.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Sean McDevitt
Name:	Sean McDevitt
Title:	Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 01/31/2014 FILED 08:00 AM 01/31/2014 SRV 140117362 - 4011841 FILE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF INFUSYSTEM HOLDINGS, INC.

lnfuSystem Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), hereby certifies as follows:

1. The name of the corporation is lnfuSystem Holdings, Inc. The Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware on August 15, 2005.

2. This Certificate of Amendment of Amended and Restated Certificate of Incorporation (a) has been duly adopted in accordance with the provisions of Section 242 of the GCL and (b) amends the Amended and Restated Certificate of Incorporation of this Corporation.

3. Article Eighth of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

EIGHTH. Reserved.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation as of November 8, 2013.

By:	/s/ Eric K. Steen
Eric K. Steen, Chief Executive Officer